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                                                                EXHIBIT 99.1


For further information, please contact:
Daniel E. Kreher
314/553-4915


                ENGINEERED SUPPORT ANNOUNCES THE PROMOTION OF
            GERALD A. POTTHOFF TO VICE CHAIRMAN, CEO & PRESIDENT


                  ST. LOUIS, MO., AUGUST 4, 2004 - ENGINEERED SUPPORT SYSTEMS, INC. (Nasdaq: EASI) announced that, effective immediately, Gerald
A. Potthoff, the Company's President and Chief Operating Officer for the past five years, has been appointed to the positions of Vice Chairman, Chief Executive Officer and President. Mr. Potthoff replaces Gerald E. Daniels who has decided to retire and resign his position. He plans to devote more time to the various business boards and charitable organizations that he has been involved with over the years.

         MICHAEL F. SHANAHAN, SR., CHAIRMAN of Engineered Support stated, "The Company and Board of Directors wish Jerry Daniels well in his future endeavors. Our organization has excellent depth, illustrated both in the Office of the Chairman that runs the Company's day-to-day operations, and throughout our corporate and divisional management ranks. In his new role, Jerry Potthoff will expand upon the activities that he has been performing as President and Chief Operating Officer and will continue to carry out our successful business strategy of building long term value for our shareholders."

         Mr. Potthoff will now be responsible for all functional areas of the Company and for effectively leading the fast-growing defense firm on a day-to-day basis. Areas of emphasis that he and the Office of the Chairman will pursue include exploring new business development avenues, expansion of its product and service offerings to existing and new defense customers and the pursuit of synergistic acquisitions.

         The Company's Office of the Chairman is comprised of Michael F. Shanahan, Sr., Engineered Support's founder and Chairman; Gerald A. Potthoff, Vice Chairman, Chief Executive Officer and President; Gary C. Gerhardt, Vice Chairman and Chief Financial Officer; and Ronald W. Davis, President - Business Development.

Engineered Support Systems, Inc. designs and manufactures integrated military electronics, support equipment and provides technical and logistics services for all branches of America's armed forces and certain foreign militaries, homeland security forces and selected governmental and intelligence agencies. The Company also produces specialized equipment and systems for commercial and industrial applications. For additional information, please visit our website at www.engineeredsupport.com.

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